EXHIBIT 10.1
EXECUTION COPY
INVESTMENT AGREEMENT
By and Among
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
and
ERIVAN KARL HAUB,
CHRISTIAN WILHELM ERICH HAUB,
KARL-ERIVAN WARDER HAUB,
GEORG RUDOLF OTTO HAUB
and
EMIL CAPITAL PARTNERS, LLC, as Investors’ Representative
and
the other signatories hereto
Dated as of July 23, 2009

i

		Page

ARTICLE IV

Covenants

SECTION 4.01.	Reasonable Best Efforts	24
SECTION 4.02.	Fees and Expenses	25
SECTION 4.03.	NYSE	25
SECTION 4.04.	Use of Proceeds	25
SECTION 4.05.	Conduct of Business	25

ARTICLE V

Additional Agreements

SECTION 5.01.	Publicity	25
SECTION 5.02.	Transfer Restrictions	26
SECTION 5.03.	Purchase for Investment	26
SECTION 5.04.	Legend	26
SECTION 5.05.	Investors' Representative	27

ARTICLE VI

Conditions Precedent

SECTION 6.01.	Conditions to Each Party's Obligation	27
SECTION 6.02.	Conditions to Obligation of the Investors	28
SECTION 6.03.	Conditions to Obligation of the Company	29
SECTION 6.04.	Satisfaction of Sections 6.01(d) and 6.01(h)	30
SECTION 6.05.	Frustration of Closing Condition	30

ARTICLE VII

Termination

SECTION 7.01.	Termination	30
SECTION 7.02.	Survival of Representations	31

ARTICLE VIII

General Provisions

SECTION 8.01.	Amendments and Waivers	31
SECTION 8.02.	Assignment	31
SECTION 8.03.	No Third-Party Beneficiaries	32
SECTION 8.04.	Notices	32
SECTION 8.05.	Interpretation; Exhibits and Schedules; Certain Definitions	33
SECTION 8.06.	Counterparts	41
SECTION 8.07.	Entire Agreement	41

		Page

SECTION 8.08.	Severability	41
SECTION 8.09.	Consent to Jurisdiction	41
SECTION 8.10.	Governing Law	42
SECTION 8.11.	Waiver of Jury Trial	42
SECTION 8.12.	No Personal Liability of Partners, Directors, Officers, Owners, Etc	42
SECTION 8.13.	Rights of Holders	42
SECTION 8.14.	Adjustment in Share Numbers and Prices	42

Index of Defined Terms

Location of
Term	Definition

2011 Notes	2.02(d)
ABL Credit Agreement	8.05
Action	8.05
affiliate	8.05
Agreement	Preamble
Amended and Restated Stockholder Agreement	Recital B
Amended and Restated Yucaipa Stockholder Agreement	Recital E
Ancillary Agreements	2.02(a)
Board of Directors	2.12(e)
By-Laws	8.05
Business Day	8.05
Capital Lease Obligations	8.05
Charter	8.05
ChaseMellon Warrants	8.05
Closing	1.02
Closing Date	1.02
Code	8.05
Collective Bargaining Agreement	8.05
Common Stock	2.02(a)
Company	Preamble
Company Contract	8.05
Company By-Laws Amendment	8.05
Company Closing Certificate	6.02(c)
Company Disclosure Letter	Article II
Company Leases	2.04(b)
Company Multiemployer Plans	2.10(b)
Company Plans	8.05
Company Tenant Lease	2.04(b)
Company Title IV Plan	2.10(c)
Contract	8.05
Conversion Stockholder Approval	2.02(a)
Convertible Notes	8.05
Convertible Preferred Articles Supplementary	Recital A
Convertible Preferred Stock	Recital A
Copyrights	8.05
Default	8.05
DOJ	8.05
Encumbrance	8.05
Environment	8.05
Environmental Law	8.05

Location of
Term	Definition

ERISA	8.05
ERISA Affiliate	8.05
Exchange Act	8.05
Existing Yucaipa Investors	Recital E
Facilities	8.05
FTC	8.05
GAAP	8.05
Governmental Entity	8.05
Hazardous Materials	8.05
HSR Act	8.05
including	8.05
Indebtedness	8.05
Intellectual Property	8.05
Investors	Preamble
Investors’ Representative	Preamble
Investor Closing Certificates	6.03(c)
Investor Shares	Recital A
IRS	2.10(d)
Judgment	8.05
Labor Laws	8.05
Laws	8.05
Material Adverse Effect	8.05
NYSE	8.05
Offering	1.01
Patents	8.05
PBGC	2.10(c)
Permits	8.05
Permitted Encumbrances	8.05
person	8.05
Purchase Price	1.01
Purchase Price	8.05
Registered Intellectual Property	8.05
Release	8.05
SEC	8.05
SEC Reports	2.12(a)
Securities Act	8.05
Senior Secured Notes	Recital C
Senior Secured Notes Offering	Recital C
Series B Yucaipa Warrants	8.05
Shares	Recital A
SOX	8.05
Stockholder Agreement	Recital B
subsidiary	8.05

v

Location of
Term	Definition

Tax	8.05
Tax Returns	8.05
Tengelmann	Recital B
Third Party	8.05
Trade Secrets	8.05
Trademarks	8.05
Trading Market	8.05
Underlying Securities	2.03(a)
Voting Debt	8.05
Voting Stock	8.05
Yucaipa Initial Shares	Recital D
Yucaipa Investment Agreement	Recital D
Yucaipa Investors	Recital D
Yucaipa Representative	Recital D

List of Exhibits and Schedules

Exhibit A	-	Convertible Preferred Articles Supplementary
Exhibit B	-	Amended and Restated Stockholder Agreement
Exhibit C	-	Opinion of Counsel
Exhibit D	-	Opinion of Maryland Counsel
Schedule 1	-	Wire Information

     INVESTMENT AGREEMENT, dated as of July 23, 2009 (this “Agreement”), among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), and ERIVAN KARL HAUB, CHRISTIAN WILHELM ERICH HAUB, KARL-ERIVAN WARDER HAUB and GEORG RUDOLF OTTO HAUB (collectively, the “Investors”) and Emil Capital Partners, LLC (the “Investors” Representative”) (which is a party to this Agreement solely with respect to Section 5.05 hereof).
          A. WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 60,000 shares of the Company’s 8.00% Convertible Preferred Stock due August 1, 2016 (the “Convertible Preferred Stock”), to be issued on the Closing Date (as defined below), each share with an initial liquidation preference of $1,000 (the “Investor Shares”, and, together with any other shares of Convertible Preferred Stock issued pursuant to the Yucaipa Investment Agreement (as defined below) or issued pursuant to Section 4 of the Convertible Preferred Articles Supplementary (as defined below), the “Shares”), having the powers, preferences and rights and the qualifications, limitations and restrictions as specified in the Convertible Preferred Articles Supplementary in the form attached hereto as Exhibit A (the “Convertible Preferred Articles Supplementary”) and, immediately following such purchase, the Investors shall contribute the Investor Shares to Tengelmann (as defined below);
          B. WHEREAS, the Company and Tengelmann Warenhandels-Gesellschaft KG, a limited partnership organized under the law of Germany (“Tengelmann”), are parties to a stockholder agreement dated as of March 4, 2007 (the “Stockholder Agreement”), and on the Closing Date, the Company and Tengelmann will enter into an amended and restated stockholder agreement in the form attached hereto as Exhibit B (the “Amended and Restated Stockholder Agreement”);
          C. WHEREAS, on the date hereof, the Company will announce and promptly commence a debt offering (the “Senior Secured Notes Offering”) of second-lien senior secured notes (the “Senior Secured Notes”) for an aggregate principal amount of at least $225,000,000;
          D. WHEREAS, simultaneously with the execution of this Agreement, the Company and Yucaipa American Alliance Fund II, LP, Yucaipa American Alliance (Parallel) Fund II (the “Yucaipa Investors”) and Yucaipa American Alliance Fund II, LLC (the “Yucaipa Representative”) are entering into an investment agreement, dated as of the date hereof (the “Yucaipa Investment Agreement”) which sets forth the terms and conditions by which the Yucaipa Investors shall purchase 115,000 shares of the Convertible Preferred Stock (the “Yucaipa Initial Shares”), to be issued on the Closing Date for an aggregate cash purchase price of $115,000,000; and

          E. WHEREAS, the Company and Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, the “Existing Yucaipa Investors”) are parties to a stockholder agreement dated as of March 4, 2007, and on the Closing Date, the Company, the Existing Investors, the Yucaipa Investors and the Yucaipa Representative will enter into an amended and restated stockholder agreement (the “Amended and Restated Yucaipa Stockholder Agreement”).
          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Issuance and Sale of Investor Shares; Closing
          SECTION 1.01. Issuance and Sale of the Investor Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Company shall issue, sell and deliver in certificated form to the Investors, and the Investors shall purchase from the Company, the Investor Shares for an aggregate cash purchase price of $60,000,000 (the “Purchase Price”), payable as set forth below in Section 1.03. The issuance and sale of the Investor Shares is referred to in this Agreement as the “Offering”.
          SECTION 1.02. Closing Date. The closing of the Offering (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the date on which the condition set forth in Section 6.01(d) has been satisfied (or, to the extent permitted, waived), or, if on such day any condition set forth in Article VI has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Company and the Investors. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing, each of the following shall occur substantially simultaneously and be dependent upon each other:
     (a) The Company shall file the Convertible Preferred Articles Supplementary with the State Department of Assessments and Taxation of the State of Maryland and deliver to the Investors certificates representing the Investor Shares;

     (b) The Investors shall deliver to the Company payment, by wire transfer to the bank account of the Company specified on Schedule 1, immediately available funds in an amount equal to the Purchase Price;
     (c) The Company and Tengelmann shall each execute the Amended and Restated Stockholder Agreement; and
     (d) The Company shall deliver to the Investors’ Representative payment, by wire transfer to the bank account of the Investors’ Representative specified on Schedule 1, immediately available funds of the amounts owed to Tengelmann or the Investors’ Representative pursuant to Section 4.03.
ARTICLE II
Representations and Warranties
Relating to the Company
          Prior to the execution and delivery of this Agreement, the Company has delivered to the Investors a letter, dated as of the date of this Agreement, from the Company to the Investors (the “Company Disclosure Letter”), with numbering corresponding to the sections and subsections of this Article II. Any items disclosed in any provision, section or subsection of the Company Disclosure Letter, with respect to a particular representation or warranty contained in this Article II shall be deemed to be disclosed for purposes of any other representation or warranty contained in this Article II to the extent its relationship thereto is reasonably apparent on its face. Except as set forth in the Company Disclosure Letter and except with respect to Sections 2.01, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 2.11, 2.13 (other than the first sentence of Section 2.13) and 2.14 only (and not any other sections) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 or the Company’s other reports filed with the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after February 28, 2009 through and including the date hereof (excluding any forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections and any other forward looking statement, disclaimer or disclosure that is similarly nonspecific and predictive or forward-looking in nature), the Company represents and warrants to the Investors as follows as of the date of this Agreement (except as of July 20, 2009, as expressly provided in Section 2.03(a)):
          SECTION 2.01. Corporate Status. Each of the Company and its material subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its governing jurisdiction and each (a) has all requisite corporate or other power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to have such corporate or other power or authority or to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

          SECTION 2.02. Authorization; Noncontravention; No Change of Control. (a) Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Yucaipa Investment Agreement, the Amended and Restated Stockholder Agreement and the Amended and Restated Yucaipa Stockholder Agreement (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors has duly adopted resolutions at a meeting duly called and held (i) adopting, authorizing, approving and declaring this Agreement, the Ancillary Agreements, the classification of the Shares as Convertible Preferred Stock, the issuance of the Investor Shares at Closing, the reservation for issuance of the shares of Convertible Preferred Stock issued pursuant to Section 4 of the Convertible Preferred Articles Supplementary and the Underlying Securities and the other transactions contemplated hereby and by the Ancillary Agreements on the terms and subject to the conditions set forth herein and therein advisable, fair to and in the best interest of the Company, (ii) adopting the Company By-Laws Amendment and the Convertible Preferred Articles Supplementary, (iii) directing that the proposal for the Conversion Stockholder Approval be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt the proposal for the Conversion Stockholder Approval. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover provision under Maryland or Federal Laws, including Section 3-702 of the Maryland General Corporation Law, apply to this Agreement, the Offering and the other transactions contemplated hereby, and pursuant to the Company By-Laws Amendment, the Company will be exempt from the application of the Maryland Control Share Acquisition Act (Section 3-701, et seq. of the Maryland General Corporation Law) following the date thereof. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance (or reservation for issuance), sale and delivery of the Shares and the Underlying Securities, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its material subsidiaries or vote of holders of any class or series of capital stock of the Company or its material subsidiaries is necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, including the issuance (or reservation for issuance), sale and delivery of the Shares and the Underlying Securities, other than the approval, to the extent and as required under the rules and regulations of the NYSE, of (1) the Shares, when voting together with common stock, par value $1.00 per share, of the Company (“Common Stock”), becoming entitled to cast the full number of votes on an as-converted basis and (2) the issuance of the full amount Common Stock upon the exercise of conversion rights of the Shares, in each case by the affirmative vote of holders of a majority of the votes present and entitled to vote at the stockholders’ meeting duly called, noticed and convened for such purpose, at which the total votes cast represent over 50% in interest of all Voting Stock in accordance with the NYSE rules for stockholder approval (the “Conversion Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Investor and the Investors’ Representative) constitutes, and each Ancillary

Agreement, when executed and delivered by the Company (assuming due authorization, execution and delivery by the other parties thereto), will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The sale and issuance of the Shares at Closing are not, and the issuance of shares of Convertible Preferred Stock pursuant to Section 4 of the Convertible Preferred Articles Supplementary and the issuance of the Underlying Securities will not be, subject to any preemptive rights or rights of first offer.
          (b) No Conflict. The Company is not in violation or Default of any provision of its Charter or By-Laws. None of the Company or its material subsidiaries is in breach or Default under any material Collective Bargaining Agreement. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements do not, and the consummation of the Offering, the Senior Secured Notes Offering (assuming satisfaction of Sections 6.01(d) and 6.02(h)) and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Ancillary Agreements will not, result in a change of control under, or conflict with, or result in any Default under, or give rise to an increase in, or right of termination, cancellation or acceleration of, any obligation or to the loss of a benefit under, or result in the suspension, revocation, impairment, forfeiture or amendment of any term or provision of or the creation of any Encumbrance upon any of the properties or assets of the Company or any of its material subsidiaries under, or require any consent or waiver under, any provision of (i) the Charter of the Company, the By-Laws of the Company upon effectiveness of the Company By-Laws Amendment or the comparable organizational documents of any of the Company’s subsidiaries, (ii) any material Contract to which the Company or any of its material subsidiaries is a party or by which any of its assets are bound, (iii) any Law, material Judgment or material Permit, in each case applicable to the Company and its material subsidiaries or its assets or (iv) any Collective Bargaining Agreement, Company Multiemployer Plans or Company Plans. No Permit, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its material subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements by the Company or the consummation by the Company of the Offering, the Senior Secured Notes Offering or the other transactions contemplated by this Agreement or the Ancillary Agreements, including the issuance of the Shares, the Underlying Securities and the Senior Secured Notes, except for (A) the filing of the Convertible Preferred Articles Supplementary with the State Department of Assessments and Taxation of the State of Maryland, (B) the filing with the FTC and the DOJ of the notification and report form and other information and documents required to be filed pursuant to the HSR Act, which have been completed, (C) the filing with the SEC of such reports, forms, schedules, statements and other documents (including all exhibits) required to be filed by it under the Exchange Act, the Securities Act, state securities Laws or “blue-sky” laws as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (D) any filings required under the rules and regulations of the NYSE and (E) such Permits, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not materially impair the Company’s ability to perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (1) result in the payment of any “excess parachute payment” under Section 280G of the Code, (2) entitle any current or former employee, consultant or director of the Company or any of its subsidiaries to any payment, (3) increase the amount of compensation or benefits due to any such employee, consultant or director or (4) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
          (c) No “Change of Control” (within the meaning of the Company’s 2008 Long Term Incentive and Share Award Plan or the Company’s 1998 Long Term Incentive and Share Award Plan, each as amended from time to time) has at any time occurred or been deemed to have occurred for purposes of such plans or any award granted under such plans, and no award granted under either such plan has become exercisable or vested on an accelerated basis on account of a Change of Control.
          (d) Notwithstanding any terms and obligations included on the face or back or otherwise included on any of the notes representing the Company’s outstanding 9 1/8% Senior Notes due 2011 (the “2011 Notes”), the terms and obligations of any such 2011 Notes include only those terms and obligations included in the 1991 Indenture, as supplemented by the Second Supplemental Indenture, dated as of December 20, 2011, and the Fourth Supplemental Indenture, dated as of August 23, 2005, and do not include any additional terms or obligations that may be included on the face or back or otherwise included on any of the 2011 Notes.
          SECTION 2.03. Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 160,000,000 shares of Common Stock, of which 57,899,318 shares are issued and outstanding as of July 20, 2009, and 3,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding as of July 20, 2009. As of July 20, 2009, there are 2,564,396 shares of Common Stock subject to outstanding options to acquire Common Stock, 4,456,987 shares of Common Stock deliverable pursuant to outstanding restricted stock units, 6,965,858 shares of Common Stock issuable upon the exercise of the Series B Yucaipa Warrants, 6,965,858 shares of Common Stock reserved for issuance upon the exercise of the Series B Yucaipa Warrants, 686,277 shares of Common Stock issuable upon the exercise of the ChaseMellon Warrants, 686,277 shares of Common Stock reserved for issuance upon the exercise of the ChaseMellon Warrants, 11,278,999 shares of Common Stock issuable upon the conversion of the Convertible Notes, 11,278,999 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes and no stock equivalent units linked to Common Stock. Each share of Common Stock is duly authorized, validly issued, fully paid and nonassessable. The Shares, and the Common Stock issuable upon conversion of the Investor Shares (the “Underlying Securities”), have been duly authorized and reserved, and the Shares will, and upon conversion of the

Shares in accordance with the Convertible Preferred Articles Supplementary, the Underlying Securities, will (i) be validly issued, fully paid and nonassessable, (ii) not have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Maryland General Corporation Law, the Charter or By-Laws of the Company or any Contract to which the Company or any of its material subsidiaries is a party or by which any of its or their respective assets are bound and (iii) be free and clear of all Encumbrances. Other than the Convertible Notes, the Company has no Voting Debt. Except as set forth above, in Section 2.03(a) of the Company Disclosure Letter or as expressly contemplated by this Agreement there are no (A) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell or otherwise transfer shares of capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company or any Voting Debt of the Company, (B) outstanding obligations of the Company to repurchase, redeem or otherwise acquire shares of capital stock of the Company, (C) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the Company (but only to the Company’s knowledge with respect to any such agreements to which the Company is not a party) or (D) rights of first refusal, preemptive rights, subscription rights or any similar rights under any provision of the Maryland General Corporation Law, the Charter or By-Laws or any Contract to which the Company is a party or by which any of its assets are bound. No provision of the Charter or the By-Laws would, directly or indirectly, restrict or impair the ability of the Investors or Tengelmann to vote, or otherwise exercise the rights of a stockholder with respect to, the Shares (or any Underlying Securities) or any other shares of Common Stock of the Company that may be acquired or controlled by the Investors or Tengelmann, except as expressly set forth in the Convertible Preferred Articles Supplementary. The Company does not have an outstanding “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.
     (b) Section 2.03(b) of the Company Disclosure Letter sets forth as of the date hereof a list of all material subsidiaries of the Company, including each such subsidiary’s name, its jurisdiction of incorporation or organization and the percentage of its outstanding capital stock or equity interests owned by the Company or a subsidiary of the Company (as applicable). The shares of outstanding capital stock or equity interests of the subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the Company or a subsidiary of the Company (as applicable), free and clear of any Encumbrances other than Permitted Encumbrances. There is no Voting Debt of any subsidiary of the Company. There are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments, in each case, relating to the capital stock of the subsidiaries of the Company or obligating the Company or its subsidiaries to issue or sell or otherwise transfer shares of the capital stock of the subsidiaries of the Company or any securities convertible into or exchangeable for any shares of capital stock of the subsidiaries of the Company or any Voting Debt of any subsidiary of the Company, (ii) outstanding obligations of the subsidiaries of the Company to repurchase, redeem or otherwise acquire shares of their respective capital stock, (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the subsidiaries of the Company (but only to the Company’s knowledge with respect to any such agreements to which the Company is not a party) or (iv) rights of first refusal, preemptive rights, subscription rights or any similar rights under any provision of the Maryland General Corporation Law, the governing documents of any material subsidiary of the Company or any Contract to which any material subsidiary of the Company is a party or by which any of their respective assets are bound.
          (c) Other than the subsidiaries of the Company, there are no persons in which any of the Company or its subsidiaries owns any equity, membership, partnership, joint venture or other similar interest.
          (d) The Company or one of its subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and other distributions on, all capital securities of its subsidiaries as owned by the Company or such subsidiary.
          SECTION 2.04. Real Property. (a) The Company or one of its subsidiaries has good and marketable title in fee simple, free and clear of material Encumbrances (other than Permitted Encumbrances), to the real property owned by the Company. Neither the Company nor any of its subsidiaries has received written notice of any pending condemnation proceedings.
          (b) Each (x) lease or sublease pursuant to which the Company or any of its subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Company Leases”) and (y) existing leases, subleases, licenses or other occupancy agreements to which the Company or any of its subsidiaries is a party as landlord or lessor thereunder or by which the Company or any of its subsidiaries is bound as landlord or lessor thereunder, and all amendments, modifications, extensions and supplements thereto (each, a “Company Tenant Lease”) (i) constitutes a valid and binding obligation of the Company or the subsidiary of the Company party thereto; (ii) assuming such lease is a legal, valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the subsidiary of the Company party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity); and (iii) to the Company’s knowledge is a valid and binding obligation of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity), except, with respect to clauses (i) through (iii) above, as has not had or would not reasonably be expected to have a Material Adverse Effect.

Except as have not had or would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company or its subsidiaries is in breach or default under any Company Lease and (ii) to the Company’s knowledge, none of the landlords or sublandlords under any Company Lease is in material breach or default of its obligations under such Company Lease. Except as has not had a Material Adverse Effect, the Company and its subsidiaries enjoy peaceful and undisturbed possession under each Company Lease.
          (c) The Real Property and the buildings and other improvements, fixtures, equipment and other property attached, situation or appurtenant thereto, are in good operating condition and repair, subject to normal wear and tear and normal industry practice with respect to maintenance, except as has not or would not reasonably be expected to have a Material Adverse Effect. Except as have not had or would not reasonably be expected to have a Material Adverse Effect, (i) the present use of the Real Property does not violate any restrictive covenant, municipal by-law or other Law or agreement that in any way restricts, prevents or interferes in any material respect with the continued use of the Real Property for which it is used in the business of the Company and its subsidiaries, other than Permitted Encumbrances, (ii) no condemnation, eminent domain or similar proceeding exists or is pending or, to the Company’s knowledge, is threatened with respect to or that could affect any Real Property and (iii) all Real Property is supplied with utilities and other services necessary for the operation thereof generally consistent with past practices and consistent with the contemplated operation thereof.
          (d) All material fixtures, plants, vehicles, equipment, machinery and other material items of personal property owned by the Company and its material subsidiaries, used in the operation of the Company’s and its material subsidiaries’ business or located on any Real Property or attached thereto, are in good condition and working order, ordinary wear and tear excepted, and are reasonably suitable for the uses for which intended, free from any defects known to the Company, except for such defects or lack of good condition or working order which have not had and would not reasonably be expected to have a Material Adverse Effect.
          SECTION 2.05. Intellectual Property. (a) The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property that is necessary for the conduct of the business of the Company and its subsidiaries taken as a whole, except as has not had or would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have not entered into any license agreement with any Third Party with respect to the Company’s Registered Intellectual Property.
          (b) The business of the Company and its subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property and there is no such claim pending or, to the Company’s knowledge, threatened against any of the Company or its subsidiaries, except where such infringement, misappropriation, conflict, violation or claim has not had and would not reasonably be expected to have a Material Adverse Effect.
          (c) To the Company’s knowledge, and except as has not had or would not reasonably be expected to have a Material Adverse Effect, no person is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by any of the Company or its subsidiaries, and no such claims are pending or threatened against any person by any of the Company or its subsidiaries.
          (d) All Intellectual Property owned by the Company or its subsidiaries is owned free and clear of all Encumbrances (other than licenses to persons entered into in the ordinary course of business generally consistent with past practice of the Company and its subsidiaries), except for Permitted Encumbrances or where such Encumbrances have not had and would not reasonably be expected to have a Material Adverse Effect.
          SECTION 2.06. Environmental Matters. (a) The Company and its subsidiaries have obtained all Permits that are required under any Environmental Law for the operation of the business of the Company and its subsidiaries as currently being conducted and their current use and operation of the Real Property, and all such Permits are in full force and effect, other than any failure to obtain or maintain such Permits in full force and effect which has had and would not reasonably be expected to have a Material Adverse Effect.
          (b) The Company and its subsidiaries have operated and are operating the business of the Company and its subsidiaries, and the Real Property and other assets of the Company and its subsidiaries are in compliance with Environmental Laws, other than any non-compliance which in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
          (c) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there has been no Release of any Hazardous Materials by the Company or any of its subsidiaries at, on, under or from the Real Property or any other location, (ii) Real Property has not been used for the deposit of Hazardous Materials and (iii) neither the Company nor any of its subsidiaries has disposed of, arranged for treatment or disposal of, or arranged for the transportation for treatment or disposal of, any Hazardous Materials at any Third Party location.
          (d) (i) None of the Company or its subsidiaries has received any written notice, demand letter, claim or order alleging a violation of, or liability under, any Environmental Law and (ii) none of the Company or its subsidiaries is party to any pending Action, decree or injunction alleging liability under or violation of any Environmental Law, except in each case of (i) or (ii) of this Section 2.06(d), if adversely determined against the Company, would not have or would not reasonably be expected to have a Material Adverse Effect.
          (e) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, there are no storage tanks, sumps or other similar vessels,

asbestos-containing materials or polychlorinated biphenyls located on, at or under any Real Property or at, on or in any structures, Facilities or equipment at the Real Property.
          SECTION 2.07. Legal Proceedings. There are no Actions pending or, to the Company’s knowledge, threatened in writing (and, in either case, not withdrawn), against the Company or any of its subsidiaries, which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect. There are no Actions pending or, to the Company’s knowledge, threatened in writing (and, in either case, not withdrawn) against the Company or any of its subsidiaries which, if adversely determined, would materially impair the Company’s ability to perform its obligations under this Agreement or the Ancillary Agreements or challenge the validity or enforceability of this Agreement or any Ancillary Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby. None of the Company or any of its subsidiaries is in default with respect to any material Judgment or subject to any Judgment of over $1,000,000, which has had or would reasonably be expected to have a Material Adverse Effect or would materially impair the Company’s ability to perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.
          SECTION 2.08. Taxes. (a) Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries have timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account valid extensions; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) all Taxes due and owing by the Company and each of its subsidiaries (whether or not shown on any Tax Return) have been paid; and (iv) neither the Company nor any of its subsidiaries has been informed in writing by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (b) The unpaid Taxes of the Company and its subsidiaries did not, as of the dates of the financial statements contained in the most recent SEC Report filed with the SEC prior to the date of this Agreement, exceed by a material amount the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the balance sheets contained in such financial statements. Since the date of the financial statements contained in the most recent SEC Report filed with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice of the Company and its subsidiaries in filing their Tax Returns.
          (c) As of the date hereof, no deficiencies for Taxes against the Company or any of its subsidiaries in excess of $100,000 individually or $1,000,000 in the aggregate have been claimed or assessed in writing by a Governmental Entity that have not been settled or resolved. There are no currently ongoing, pending or, to the Company’s knowledge, threatened audits, assessments or other Actions for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries. The Company has made available to the Investors or representatives of the Investors complete and accurate copies of all Federal income and material state, local and foreign income, franchise and sales and use Tax Returns of each of the Company and its subsidiaries and their predecessors for the years ended on or after February 23, 2008 and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries or any predecessors since February 23, 2008 with respect to any material Tax. Other than any waivers or extensions granted in the ordinary course of business after the date of this Agreement and prior to the Closing Date, neither the Company, its subsidiaries nor any of their respective predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of a valid extension of time to file a Tax Return).
          (d) There are no material Encumbrances for Taxes on any assets of the Company or any of its subsidiaries, other than Encumbrances in respect of property taxes not yet due and payable.
          (e) Other than customary gross-up, tax escalation or similar provisions in financing and commercial Contracts entered into in the ordinary course of business, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its subsidiaries other than agreements solely between the Company or its subsidiaries, and, after the Closing Date, neither the Company nor any of its subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder.
          (f) Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated Federal income Tax Return other than a group the common parent of which is the Company. Except pursuant to customary gross-up, tax escalation or similar provisions in financing and commercial Contracts entered into in the ordinary course of business, neither the Company nor any of its subsidiaries has any actual or potential liability for the Taxes of any person (other than Taxes of the Company and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract, or otherwise.
          (g) The Company and each of its subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (h) Neither the Company nor any of its subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).
          (i) Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period beginning on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) or (ii) agreement with a taxing authority relating to Taxes.
          (j) None of the assets of the Company (a) is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code), (b) may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986), (c) is property used predominantly outside the United States within the meaning of proposed Treasury Regulations Section 1.168-2(g)(5) or (d) is “tax exempt” and financed property within the meaning of Section 168(g)(5) of the Code.
          (k) Neither the Company nor any of its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2006, and neither the stock of the Company nor the stock of any of its subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2006.
          SECTION 2.09. Labor. No Collective Bargaining Agreement currently is being negotiated. None of the Company or its subsidiaries has any obligation to inform or consult with any employees or their representatives in respect of the transactions contemplated hereby under the terms of any Collective Bargaining Agreement. Since February 28, 2008, there has not been any material work stoppage, slowdown, lockout, employee strike or, to the Company’s knowledge, labor union organizing activity involving any of the Company or its subsidiaries and, to the Company’s knowledge, none of the foregoing or any labor dispute or Action that has had or would reasonably be expected to have a Material Adverse Effect has been threatened. The Company and its subsidiaries are operating the business of the Company and its subsidiaries in compliance with all Labor Laws other than non-compliance which has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the Company’s knowledge, there are no ongoing union certification drives or pending proceedings for certifying a union with respect to employees of any of the Company or its subsidiaries.
          SECTION 2.10. Employee Benefit Plans. (a) Each Company Plan and, to the Company’s knowledge, each Company Multiemployer Plan has been operated and administered in all material respects in accordance with its terms and the terms of all Collective Bargaining Agreements and any other labor-related agreements with any labor union or labor organization applicable to employees of the Company or any of its subsidiaries and the requirements of all applicable Laws, including ERISA and the Code. As of the date of this Agreement, no Action is pending or, to the Company’s knowledge, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the Company, its subsidiaries or any Company Plan fiduciary and, to the Company’s knowledge, no fact or event exists that would give rise to any such Action. As of the date of this Agreement, to the Company’s knowledge, (i) no Action is pending or threatened with respect to any Company Multiemployer Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the Company and (ii) no fact or event exists that would give rise to any such Action.
          (b) No withdrawal liability has been incurred under Title IV of ERISA by the Company or any of its ERISA Affiliates with respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by the Company or any of its ERISA Affiliates at any time during the six-year period ending on the date of this Agreement or as to which the Company or any of its ERISA Affiliates has any liability (the “Company Multiemployer Plans”), and no such liability would be incurred if the Company or any of its ERISA Affiliates were to withdraw from any Company Multiemployer Plan in a complete or partial withdrawal. The Company has not agreed with any person to be responsible for any liability under Title IV of ERISA with respect to any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
          (c) With respect to any Company Plan which is subject to Part 3 of Subtitle B of Title I or to Title IV of ERISA (a “Company Title IV Plan”): (i) there is no lien under Section 412(n) of the Code; (ii) no liability (other than liability for premiums) to the Pension Benefit Guaranty Corporation, (the “PBGC”) has been incurred and all premiums required to be paid to the PBGC have been paid by or on behalf of such Company Title IV Plan; (iii) the assets of each Company Title IV Plan equal or exceed the benefit liabilities of such Company Title IV Plan determined on a termination basis; and (iv) as of the date hereof, the Company has received no actual notice from the PBGC that an event or condition exists which (A) would constitute grounds for termination of such Company Title IV Plan by the PBGC or (B) has caused a partial or complete termination of such Company Title IV Plan.
          (d) All contributions to Company Plans and, to the Company’s knowledge, the Company Multiemployer Plans required to be made by applicable Law or the terms of the applicable Company Plan or Company Multiemployer Plan have been timely made. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the United States Internal Revenue Service (“IRS”) which has not been revoked (or, in either case, the Company has timely applied for same or will do so) and each trust established in connection with any Company Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS which has not been revoked that it is so exempt, and, to the Company’s knowledge, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to materially adversely affect the qualified status of any such Company Plan or the exempt status of any such trust. To the Company’s knowledge, each Company Multiemployer Plan intended to be qualified under Section 401(a) of the Code is so qualified.
          (e) Except as would not reasonably be expected to result in material liability, neither the Company nor any of its ERISA Affiliates, and to the Company’s knowledge no other person, has engaged in any transaction or acted or failed to act in any manner that would subject the Company or any of its ERISA Affiliates to any liability for breach of fiduciary duty under ERISA.
          (f) Except as would not reasonably be expected to result in material liability, neither the Company nor any of its ERISA Affiliates and, to the Company’s knowledge, no other person has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or (d) of the Code.
          (g) As of the date hereof, (i) all of the stock options issued by the Company that vest on or after January 1, 2005 were issued with an exercise price no less than the fair market value of the underlying stock at the actual date of grant or the Business Day immediately preceding the actual date of grant, (ii) no shares of restricted Common Stock provide for a deferral opportunity beyond vesting, and (iii) no restricted share units or other compensatory equity awards issued by the Company constitute “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code.
          (h) Except as would not reasonably be expected to result in material liability, the Company and its subsidiaries have no obligations, whether under Company Plans, Company Multiemployer Plans or otherwise, to provide medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or its subsidiaries or their spouses or dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).
          (i) Each Company Plan that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder, and (ii) has been maintained in compliance with Section 409A of the Code and the final Treasury Regulations and all subsequent official guidance issued thereunder.
          SECTION 2.11. Compliance with Laws. Each of the Company and its subsidiaries is operating its business in compliance with all applicable Laws (including any zoning or building ordinance, code or approval), except to the extent any non-compliance with such Laws has not had and would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its subsidiaries is being investigated with respect to, or is subject to a pending threat to be charged with or given notice of any material violation of, any applicable Law. All Permits required to conduct the business of the Company and its subsidiaries as currently conducted have been obtained by one or more of the Company or its subsidiaries and all such Permits are in full force and effect and the business of the Company and its subsidiaries is being operated in compliance therewith, except for such Permits the failure of which to possess or be in full force and effect or to be complied with has not had and would not reasonably be expected to have a Material Adverse Effect (except that this sentence shall not apply to any Permits which are covered by Section 2.06).
          SECTION 2.12. SEC Reports and Company Financial Statements. (a) The Company has timely filed all forms, reports, schedules, statements and other documents (including all exhibits) required to be filed by it with the SEC since February 23, 2008 (the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, and (ii) did not at the time they were filed (or, in the case of a registration statement, as of its most recent effective date) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is a registrant with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) included or incorporated by reference in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.
          (c) Except as set forth on or reserved against in the consolidated balance sheet of the Company and its consolidated subsidiaries as of February 28, 2009 included in the “Fiscal 2008 Annual Report to Stockholders” attached as an exhibit to the Company’s Form 10-K for the year ended February 28, 2009 including the notes thereto, none of the Company or any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) incurred since February 28, 2009 in the ordinary course of business and consistent with past practice, or (ii) that are less than $5,000,000 in the aggregate.
          (d) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s audited financial statements or other SEC Reports.

          (e) The audit committee of the Board of Directors of the Company (the “Board of Directors”) has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3. Neither the Company nor any subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no complaint seeking relief under Section 806 of SOX has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.
          (f) The Company has made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the SEC Reports. The Company and its subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is, in all material respects, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since February 23, 2008, the Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
          (g) The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not have a Material Adverse Effect, the Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

          (h) The Company is in material compliance in all material respects with applicable requirements of SOX and applicable rules and regulations promulgated by the SEC thereunder. To the Company’s knowledge, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.
          (i) Except as disclosed in the Company’s Form 10-K for the year ended February 28, 2009, none of the officers, directors, employees or related persons (as defined in Regulation S-K Item 404) of the Company is presently a party to any transaction with the Company or any of its subsidiaries that would be required to be reported on Form 10-K by Item 13 thereof pursuant to Regulation S-K Item 404 (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, employee or related person or, to the Company’s knowledge, any corporation, partnership, trust or other entity in which any such officer, director, employee or related person has a substantial interest or is an officer, director, trustee or partner.
          (j) Except as disclosed in the Company’s Form 10-K for the year ended February 28, 2009 and pursuant to the Ancillary Agreements, neither Tengelmann nor any of its officers, directors, employees or affiliates is presently a party to any transaction with the Company or any of its material subsidiaries, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from Tengelmann or any of its officers, directors, employees or affiliates or, to the Company’s knowledge, any corporation, partnership, trust or other entity in which Tengelmann or any of its officers, directors, employees or affiliates has a substantial interest or is an officer, director, trustee or partner.
          (k) Except as disclosed in the Company’s Form 10-K for the year ended February 28, 2009, neither the Company nor any of its subsidiaries has any outstanding Indebtedness, other than intercompany loans (among wholly owned subsidiaries) and other than Indebtedness incurred in the ordinary course of business and consistent with past practice since February 28, 2009 in an aggregate principal amount which does not exceed $5,000,000. Neither the Company nor any of its material subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect thereto, in Default in the payment of any Indebtedness or in breach or Default under any Contract evidencing or relating to its material Indebtedness, including the resolutions adopted by the Pricing Committee of the Board of Directors on August 4, 1999, relating to the Company’s 9 3/8% Senior Quarterly Interest Bonds due 2039, and the exhibits thereto, or under any mortgage, deed of trust, security agreement or lease to which it is a party.
          SECTION 2.13. Absence of Certain Changes. Since February 28, 2009 through the date hereof, there has not occurred any change, event or circumstance that has had or would be reasonably expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or the Ancillary Agreements, since February 28, 2009 through the date hereof, the Company and its subsidiaries have conducted their business in the ordinary course generally consistent with past practice in all material respects, and none of the Company or its subsidiaries has:
          (a) amended its Charter, By-Laws or other organizational documents;
          (b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;
          (c) (i) issued, sold, transferred or otherwise disposed of any shares of its capital stock, Voting Debt of the Company or other voting securities or any securities convertible into or exchangeable for any of the foregoing, (ii) granted or issued any options, warrants, securities or rights that are linked to the value of the Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (iii) split, combined, subdivided or reclassified any shares of its capital stock, (iv) declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock or (v) redeemed, purchased or otherwise acquired any shares of its capital stock or any rights, warrants or options to acquire any such shares or effected any reduction in capital, except (with respect to clauses (i) through (v) above) for: (A) issuances of capital stock of the Company’s subsidiaries to the Company or a wholly owned subsidiary of the Company, (B) issuances of shares of Common Stock upon exercise of employee stock options or upon vesting of restricted stock units or restricted stock or redemptions, purchases or other acquisitions of capital stock in connection with net exercises or withholding with respect to the foregoing, (C) grants made pursuant to Company Plans, (D) dividends or other distributions by any subsidiary of the Company to the Company or a wholly owned subsidiary of the Company and (E) issuances pursuant to any share lending agreement, hedging agreement, and any other documents related thereto;
          (d) issued any note, bond or other debt security or right to acquire any debt security, incurred or guaranteed any Indebtedness or entered into any “keep well” or other agreement to maintain the financial condition of another person or other arrangement having the economic effect of any of the foregoing, other than (i) trade or standby letters of credit in the ordinary course of business; (ii) in connection with new store openings or other actions in the ordinary course of business; (iii) pursuant to any existing credit agreement and other existing Contracts regarding other Indebtedness; (iv) issuances, incurrences or guarantees by the Company to any wholly owned subsidiary of the Company or by a subsidiary to the Company or any other wholly owned subsidiary of the Company; (v) incurrences or guarantees of store leases; (vi) other guarantees required under any agreements or commitments existing as of the date of this Agreement; (vii) in connection with any equipment leases and capital leases; (viii) in connection with any insurance premium financing in the ordinary course of business generally consistent with past practice; or (ix) guarantees of any Indebtedness permitted by the foregoing clauses (i) through (viii);

          (e) except as required under a Company Plan or Collective Bargaining Agreement or in the ordinary course of business generally consistent with past practice, (i) increased or accelerated the benefits under any Company Plan or Collective Bargaining Agreement, (ii) increased the compensation or benefits payable to any current or former director, officer, employee or consultant of the Company or its subsidiaries, (iii) granted any rights to severance, change in control or termination pay to, or entered into any employment, severance or change in control agreement or arrangement with, any current or former director, officer, employee or consultant of the Company or its subsidiaries, or (iv) taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan;
          (f) entered into or consummated any transaction involving the acquisition (including, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other person for consideration to such person in excess of $20,000,000 in the aggregate (other than purchases of inventory or acquisitions of real property, fixtures and equipment for the opening of any Facility in the ordinary course of business generally consistent with past practice);
          (g) settled any Action or threatened any Action involving a payment by the Company or any of its subsidiaries in excess of $1,000,000;
          (h) changed any of its material accounting policies or practices, except as required as a result of a change in GAAP or the rules and regulations of the SEC;
          (i) (i) made, changed or revoked any material election in respect of Taxes, (ii) adopted or changed any material accounting method in respect of Taxes, (iii) entered into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, (iv) settled or compromised any material claim, notice, audit report or assessment in respect of Taxes or (v) surrendered any right to claim a material refund of Taxes; or
          (j) agreed or committed by Contract or otherwise to do any of the foregoing.
          SECTION 2.14. Insurance. Each of the Company and its material subsidiaries maintains, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including directors and officers insurance held by the Company and its subsidiaries as of the date hereof, are in full force and effect in accordance with their terms. Neither the Company nor any of its subsidiaries is in Default under any provisions of any such policy of insurance and neither the Company nor any of its subsidiaries has received notice of cancellation of any such insurance except as has not had and would not reasonably be expected to have a Material Adverse Effect.

          SECTION 2.15. Private Placement. Assuming that the representations of the Investors and Tengelmann set forth in Articles III and V are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and applicable state securities laws.
          SECTION 2.16. Form S-3 Eligibility. The Company meets the eligibility requirements of General Instruction I to Form S-3 promulgated under the Securities Act.
          SECTION 2.17. Listing and Maintenance Requirements. The Company has not, in the 12 months preceding the date hereof, received notice (written or oral) from any Trading Market on which any of its securities is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements.
          SECTION 2.18. Registration Rights. The Company has not granted or agreed to grant, and is not under any obligation to provide, any rights (including “piggy-back” registration rights) to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, except for those contained in the Amended and Restated Stockholder Agreement and the Amended and Restated Yucaipa Stockholder Agreement.
          SECTION 2.19. No Restriction on the Ability to Pay Cash Dividends. Except for the ABL Credit Agreement, neither the Company nor any of its material subsidiaries is a party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provisions in its Charter or By-Laws or other governing documents or resolutions of the Board of Directors, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends in full in cash on the Shares in the amounts contemplated by the Convertible Preferred Articles Supplementary.
          SECTION 2.20. Inventories. Except as would not have a Material Adverse Effect, all items of inventory reflected on the latest balance sheet included in the Company’s SEC Reports (i) were acquired in the ordinary course of business generally consistent with past practice and (ii) were usable and saleable in the ordinary course of business generally consistent with past practice, except for normal shrinkage, spoilage and obsolescence.
          SECTION 2.21. Contracts. (a) Except as have not had or would not reasonably be expected to have a Material Adverse Effect, (i) each Company Contract, assuming such Company Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, constitutes a valid and binding obligation of the Company or the subsidiary of the Company party thereto and is enforceable against the Company or such subsidiary, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity

(regardless of whether such enforceability is considered in a proceeding at law or in equity) and (ii) each Company Contract, to the Company’s knowledge, is a valid, binding and enforceable obligation of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) Except as have not had or would not reasonably be expected to have a Material Adverse Effect, none of the Company or its subsidiaries and, to the Company’s knowledge, no other party to a Company Contract (other than any Collective Bargaining Agreement) is in breach or Default under any Company Contract (other than any Collective Bargaining Agreement). This subsection shall not apply to any Contract evidencing Indebtedness, which is covered by Section 2.12(k), or any Collective Bargaining Agreement, which is covered by Section 2.02(b).
ARTICLE III
Representations and Warranties of the Investors
          Each Investor and, as applicable, Tengelmann, severally but not jointly, hereby represents and warrants to the Company, as of the date of this Agreement, as follows:
          SECTION 3.01. Corporate Status. Tengelmann is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as it is now being conducted.
          SECTION 3.02. Authorization; Noncontravention. (a) Authorization. Each Investor has the legal capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Tengelmann has all necessary power and authority to execute and deliver this Agreement and the Amended and Restated Stockholder Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the authorization by the Investors of the Investors’ Representative to take actions on their behalf as set forth in Section 5.05 of this Agreement. The execution, delivery and performance of this Agreement and the Amended and Restated Stockholder Agreement and the consummation by such Investor, Tengelmann and the Investors’ Representative of the transactions contemplated hereby and thereby, including the authorization by the Investors of the Investors’ Representative to take actions on their behalf as set forth in Section 5.05 of this Agreement, have been duly and validly authorized by all requisite action. This Agreement has been duly executed and delivered by such Investor and the Investors’ Representative and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of such Investor and the Investors’ Representative, and the Amended and Restated Stockholder Agreement, when executed and delivered by Tengelmann (assuming due authorization, execution and delivery by the Company and any other parties thereto), will constitute a valid and binding obligation of Tengelmann, enforceable against such Investor, Tengelmann and the Investors’ Representative, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (b) No Conflict. The execution, delivery and performance by such Investor and the Investors’ Representative of this Agreement and by Tengelmann of the Amended and Restated Stockholder Agreement do not, and the consummation of the Offering and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement by the Investors and the Investors’ Representative and the Amended and Restated Stockholder Agreement by Tengelmann will not conflict with, or result in any Default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the amendment of any term or provision of or the creation of any Encumbrance upon any of the assets of such Investor, Tengelmann or the Investors’ Representative under any provision of (i) the certificate of incorporation or bylaws or any relevant organizational documents of Tengelmann, (ii) any material Contract (with a party other than the Company) to which any of the Investors, the Investors’ Representative or Tengelmann is a party or by which any of the Investors’, the Investors’ Representative’s or Tengelmann’s assets are bound or (iii) any Law or Judgment, in each case applicable to any of the Investors, the Investors’ Representative or Tengelmann or their assets, other than, in the case of clauses (ii) or (iii), any such conflicts, Defaults, rights, losses, amendments or Encumbrances that would not reasonably be expected to materially impair or delay the ability of such Investor, the Investors’ Representative or Tengelmann to perform its obligations (if any) under this Agreement or, with respect to Tengelmann, the Amended and Restated Stockholder Agreement, or carry out the transactions contemplated hereby or thereby in accordance with the terms herein or therein. No material Permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to any of the Investors or the Investors’ Representative in connection with the execution, delivery and performance of this Agreement, or the Amended and Restated Stockholder Agreement by Tengelmann or the consummation by such Investor, the Investors’ Representative or Tengelmann of the Offering or the other transactions contemplated by this Agreement or, with respect to Tengelmann, the Amended and Restated Stockholder Agreement, except for compliance with and filings under the Exchange Act, the Securities Act, state securities Laws or “blue-sky” laws and the rules and regulations of the NYSE.
          SECTION 3.03. Securities Act. The Shares purchased by such Investor pursuant to this Agreement are being acquired with a view to distribution to Tengelmann, and such Investor shall not offer to sell or otherwise dispose of the Shares or the Underlying Securities so acquired by it in violation of any of the registration requirements of the Securities Act.
          SECTION 3.04. Available Funds. The Investors have, or will have on or prior to the Closing, sufficient funds in their possession to permit them to acquire and pay for the Investor Shares to be purchased by them and to perform their obligations under this Agreement.
          SECTION 3.05. Ownership of Common Stock. As of the date of this Agreement, the Investors and Tengelmann and their affiliates, taken together, are the beneficial owners, as defined in Rule 13d-3 promulgated under the Exchange Act, of no more than 24,080,115 shares of Common Stock.
ARTICLE IV
Covenants
          SECTION 4.01. Reasonable Best Efforts. (a) On the terms and subject to the conditions and limitations of this Agreement, including the provisions immediately below, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable.
          (b) If any objections are asserted with respect to the Offering or the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each party hereto shall promptly notify each of the other parties hereto and shall use its reasonable best efforts to resolve any such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offering or the other transactions contemplated hereby; provided that neither the Company nor any of the Investors shall be required to sell, hold separate or otherwise dispose of any of their respective assets or assets of their respective subsidiaries, or conduct its business or the business of any of its subsidiaries, in a manner which would resolve such objections or suits.
          (c) Nothing in this Section 4.01 shall require the Investors to agree to any change to the terms of this Agreement, any Ancillary Agreements, the Company By-Law Amendment, the Senior Secured Notes or the Senior Secured Notes Offering, except, in the case of the Senior Secured Notes and the Senior Secured Notes Offering only, for such changes that would not (absent a waiver) cause the closing condition in Section 6.01(d) hereof to fail to be satisfied. In the event the obligations set forth in this Section 4.01 require the Investors to (i) make any payments of any money or incur any liability for fees, expenses or otherwise to any Third Party (other than ordinary course fees to advisors that would be incurred in connection with this Agreement absent the obligations in this Section 4.01) or (ii) resolve objections or suits, litigate or dispute any matter with a Third Party (other than Yucaipa or its affiliates), the Company shall reimburse the Investors for all out-of-pocket costs and expenses (including legal fees) associated therewith within 10 Business Days of receiving a reasonably detailed invoice from the Investors’ Representative.

          SECTION 4.02. Fees and Expenses. (a) Upon the occurrence of the Closing, the Company shall reimburse the Investors’ Representative for all reasonable Third Party out-of-pocket costs and expenses incurred by the Investors, Tengelmann or the Investors’ Representative or on the Investors’, Tengelmann’s or the Investor’s Representative’s behalf in connection with this Agreement, the Ancillary Agreements, the Offering and the transactions contemplated by this Agreement and the Ancillary Agreements, including reasonable fees and expenses of counsel of Tengelmann.
          (b) On the Closing Date, the Company shall pay the Investors’ Representative a placement fee equal to $1,500,000.
          (c) On the Closing Date, the Company shall pay the Investors’ Representative a transaction advisory fee of $1,000,000.
          SECTION 4.03. NYSE. Promptly following the Closing, the Company shall apply to cause the Underlying Securities with respect to the Investor Shares to be approved for listing on the NYSE.
          SECTION 4.04. Use of Proceeds. The net proceeds from the Offering, the Yucaipa Initial Shares and the Senior Secured Notes Offering shall be used for general corporate purposes.
          SECTION 4.05. Conduct of Business. Except for matters set forth in Section 4.05 of the Company Disclosure Letter, otherwise contemplated by this Agreement (including the Senior Notes Offering) or the Ancillary Agreements or as required by applicable Law, without the prior written consent of the Investors, from the date of this Agreement to the Closing Date, the Company shall not (i) conduct its business other than in the ordinary course in all material respects and in compliance in all material respects with applicable Law or (ii) take any action that is intended to result in any condition in Article VI (other than 6.01(d) or 6.02(h)) not being satisfied.
ARTICLE V
Additional Agreements
          SECTION 5.01. Publicity. The Company and the Investors shall, and the Investors shall cause the Investors’ Representative to, communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. The Company, the Investors and the Investors’ Representative agree that no public release or announcement concerning the transactions contemplated hereby or by the Ancillary Agreements shall be issued by or as a result of the actions of any of them without the prior consent of the other parties hereto, except as such release or announcement may be required by Law or the rules and regulations of the NYSE, in which case the party required to make the release or announcement shall consult with the other parties hereto about, and allow the other parties hereto reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance.

          SECTION 5.02. Transfer Restrictions. The Investors and Tengelmann acknowledge and agree that the Shares and the Underlying Securities (a) have not been registered under the Securities Act or under any state securities laws, (b) will be, when issued, restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act and (c) shall be subject to the restrictions on transfer set forth in the Amended and Restated Stockholders Agreement.
          SECTION 5.03. Purchase for Investment. Each Investor and Tengelmann (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Offering and of making an informed investment decision, has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of purchasing the Investor Shares and has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement, the Ancillary Agreements and the purchase of the Investor Shares, (iii) is able to bear the economic risk of the Offering and at the present time is able to afford a complete loss of such investment and (iv) with respect to Tengelmann, is an “institutional accredited investor” (as that term is defined by Rule 501 under the Securities Act).
          SECTION 5.04. Legend. The Investors agree that the Shares and Underlying Securities will bear a legend substantially to the following effect and, in the case of the Underlying Securities, with such modifications as may reasonably be required:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AN INVESTMENT AGREEMENT, DATED AS OF JULY 23, 2009, BY AND AMONG THE ISSUER OF THIS INSTRUMENT AND THE INVESTORS AND THE INVESTORS’ REPRESENTATIVE REFERRED TO THEREIN AND AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF JULY , 2009, BY AND AMONG THE ISSUER OF THIS INSTRUMENT AND THE INVESTORS AND THE INVESTORS’ REPRESENTATIVE REFERRED TO THEREIN. THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE

SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SAID AGREEMENTS, COPIES OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.
THE COMPANY IS AUTHORIZED TO ISSUE DIFFERENT CLASSES AND SERIES OF STOCK. THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS AND SERIES OF STOCK AND THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES FOR EACH CLASS AND SERIES OF STOCK (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF FUTURE CLASSES AND SERIES OF STOCK) WILL BE FURNISHED WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”
          SECTION 5.05. Investors’ Representative. The parties hereto acknowledge and agree that Emil Capital Partners, LLC shall be the designated representative of the Investors, or the Investors’ Representative, with the authority to make all decisions and determinations and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of the Investors, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Investors, and any notice, document, certificate or information required to be given, whether in writing or otherwise, to any Investor shall be deemed so given if given to the Investors’ Representative and the Company shall be fully protected against liability in relying on the actions of the Investors’ Representative as being authorized by the Investors.
ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation. The obligation of the Investors to purchase and pay for the Investor Shares and the obligation of Company to issue such Investor Shares to the Investors is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) No Injunctions or Restraints. No Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the consummation of the Offering or the transactions contemplated by the Ancillary Agreements shall be in effect.
     (b) Amended and Restated Stockholder Agreement. The Company and Tengelmann shall have duly authorized, executed and delivered the Amended and Restated Stockholder Agreement.
     (c) Yucaipa Investment. The Yucaipa Investors, the Existing Investors and the Investors’ Representative and the Company shall have entered into the Amended and Restated Yucaipa Stockholder Agreement and the closing under the Yucaipa Investment Agreement shall occur concurrently with, and be subject to, the Closing hereunder and each of the Amended and Restated Yucaipa Stockholder Agreement and the Yucaipa Investment Agreement shall be in the form delivered to the Investors on the date hereof.
     (d) Senior Secured Notes Offering. The Senior Secured Notes Offering in an aggregate principal amount of at least $225,000,000 shall close prior to or concurrently with the Offering, and the terms and conditions of the Senior Secured Notes shall not be materially less favorable, in the aggregate, to the Company or to the Investors, as holders of the Convertible Preferred Stock, than the terms and conditions set forth in Section 6.01 of the Company Disclosure Letter.
          SECTION 6.02. Conditions to Obligation of the Investors. The obligation of the Investors to purchase and pay for the Investor Shares is subject to the satisfaction (or waiver by Tengelmann) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (other than in Sections 2.02(a) and 2.03(a), which Sections shall be the subject of Section 6.02(a)(ii)) shall be true and correct, without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein as of the date of this Agreement, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Material Adverse Effect and (ii) the representations and warranties of the Company set forth in Sections 2.02(a) and 2.03(a) shall be true and correct in all material respects as of the date of this Agreement, except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
          (b) Performance of Covenants of the Company. The Company shall have performed or complied in all material respects with all covenants contained in this Agreement to be performed or complied with by the Company prior to or at the Closing.
          (c) Company Closing Certificate. The Investors shall have received a certificate signed by the chief executive officer or the chief financial officer of the Company on behalf of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied (the “Company Closing Certificate”).
          (d) Opinion of Counsel. The Investors shall have received (i) an opinion dated as of the Closing Date of counsel to the Company, substantially in the form attached hereto as Exhibit C and (ii) an opinion dated as of the Closing Date of Maryland counsel to the Company, substantially in the form attached hereto as Exhibit D.
          (e) Articles Supplementary. The Company shall have filed the Convertible Preferred Articles Supplementary with the State Department of Assessments and Taxation of the State of Maryland and the State Department of Assessments and Taxation of the State of Maryland shall have accepted the Convertible Preferred Articles Supplementary for record.
          (f) Board of Directors. The Board of Directors shall have taken all actions necessary and appropriate to permit Christian Wilhelm Erich Haub, Dr. Andreas Guldin, John D. Barline and Dr. Jens.-Jurgen Bockel to be elected to the Board effective immediately upon delivery of a written consent to such effect to the holders of the Investor Shares following the Closing.
          (g) Company By-Laws Amendment. The Company shall have adopted the Company By-Laws Amendment.
          (h) Senior Secured Notes Offering. The Senior Secured Notes Offering in an aggregate principal amount of at least $225,000,000 shall close prior to or concurrently with the Offering, and (in addition to and without limitation of the closing condition in Section 6.01(d)), the terms and conditions of such Senior Secured Notes described in Section 6.02 of the Company Disclosure Letter shall not be changed without Investors prior written consent (which may be withheld in the Investors’ sole discretion).
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to sell the Investor Shares is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Investors, the Investors’ Representative and Tengelmann made in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Performance of Covenants of the Investors and Tengelmann. The Investors, the Investors’ Representative and Tengelmann shall have performed or complied in all material respects with all covenants contained in this Agreement to be performed or complied with by the Investors, Investors’ Representative and Tengelmann prior to or at the Closing.

          (c) Investor Closing Certificates. The Company shall have received from each Investor a certificate, signed by the Investors’ Representative on behalf of such Investor, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied (the “Investor Closing Certificates”).
          SECTION 6.04. Satisfaction of Sections 6.01(d) and 6.01(h). If the Company provides one Business Day advance written notice of the pricing of the Senior Secured Notes Offering, the Investors’ Representative shall cooperate in good faith with the Company on the pricing date, including to make available representatives authorized to evaluate whether the “description of the notes” from the offering memorandum for the Senior Secured Notes Offering satisfies the conditions set forth in Sections 6.01(d) and 6.01(h). If on the pricing date, the Investors’ Representative delivers a written notice agreeing that the conditions in Sections 6.01(d) and 6.01(h) have been satisfied, then such conditions shall irrevocably be deemed to be satisfied upon the Closing of the Offering so long as the terms of the Senior Secured Notes at Closing of the Offering are the same as the “description of the notes” from the offering memorandum.
          SECTION 6.05. Frustration of Closing Condition. No party to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to cooperate or to use its reasonable best efforts to cause the Closing to occur, as required by Section 4.02.
ARTICLE VII
Termination
          SECTION 7.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Offering and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing upon written notice (other than in the case of Section 7.01(a)(i) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 to which such termination is effected:
     (i) by mutual written consent of the Company and the Investors;
     (ii) by the Company, if any of the conditions set forth in Section 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by the Company;
     (iii) by the Investors, if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment, and shall not have been waived by the Investors;
     (iv) by the Company or the Investors, if the Yucaipa Investment Agreement is terminated; or
     (v) by the Company or the Investors, if the Closing does not occur on or prior to August 14, 2009;

provided, however, that the right to terminate this Agreement under the foregoing clauses (ii), (iii) and (v) of this Section 7.01(a) shall not be available to any party whose action or failure to act in violation of this Agreement has been a principal cause of, or resulted in, the event or circumstance giving rise to the right to terminate this Agreement.
          (b) If this Agreement is terminated pursuant to Section 7.01(a)(ii) (except as a result of a material breach by the Investors), Section 7.01(a)(iii), Section 7.01(iv) or Section 7.01(v), then the Company shall pay and reimburse the Investors’ Representative for all reasonable Third Party out-of-pocket costs and expenses incurred by the Investors, the Investors’ Representative or Tengelmann or on the Investors’, the Investors’ Representative’s or Tengelmann’s behalf in connection with this Agreement, the Ancillary Agreements, the Offering and the transactions contemplated by this Agreement and the Ancillary Agreements. Payment of such fees and expenses shall be made by the Company to the Investors’ Representative (by wire transfer of immediately available funds to an account designated by the Investors’ Representative) not later than two Business Days after delivery to the Company by the Investors’ Representative of a notice of demand for payment.
          SECTION 7.02. Survival of Representations. Except as set forth below, the representations and warranties of the parties contained in this Agreement and in any document delivered in connection herewith shall not survive the Closing Date. The representations and warranties contained in the first sentence of Section 2.13 and Sections 2.02(b), 2.12, 2.15, 2.16, 2.17, 2.18, 2.19 and 3.02(b) shall survive until the first anniversary of the Closing Date. The representations and warranties contained in Sections 2.02(a), 2.03 and 3.02(a) shall survive indefinitely.
ARTICLE VIII
General Provisions
          SECTION 8.01. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 8.02. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) each Tengelmann Partner may assign its right to purchase the Investor Shares to a controlled affiliate of such Tengelmann Partner or Tengelmann; provided that the representations and warranties of such Tengelmann Partner made in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as if given by such controlled affiliate or Tengelmann and such controlled affiliate shall become party to this Agreement and the Amended and Restated Stockholder Agreement by execution of a joinder hereto or thereto, and each such controlled affiliate shall constitute a “Tengelmann Partner” for purposes hereunder as if it were a “Tengelmann Partner” as of the date hereof, and (b) each Tengelmann Partner may assign its rights hereunder by way of security; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 8.02 shall be void.
          SECTION 8.03. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
          SECTION 8.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:
          if to the Investors, Tengelmann or the Investors’ Representative,

Tengelmann Warenhandelsgesellschaft KG Wissollstrasse 5-43 D-45478 Mülheimandor Ruhr
Attention:	Mr. Christian Haub Dr. Frank Hartmann
with a copy to (which shall not constitute notice to any Investor, Tengelmann or the Investors’ Representative):

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019
Attention:	Sarkis Jebejian, Esq. LizabethAnn Eisen, Esq.; and
          if to the Company;

The Great Atlantic & Pacific Tea Company, Inc. Two Paragon Drive Montvale, New Jersey 07645
Attention:	Allan Richards, Esq.
          with copies to (which shall not constitute notice to the Company):

Akin Gump Strauss Hauer & Feld LLP One Bryant Park

New York, New York 10036
Attention:	Patrick J. Dooley, Esq.,
          and

Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005
Attention:	Kenneth W. Orce, Esq. John Schuster, Esq.
          SECTION 8.05. Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “or” is not exclusive. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
          For all purposes hereof:
          “ABL Credit Agreement” means the Company’s five-year amended and restated asset-based senior secured revolving credit agreement, dated as of December 27, 2007 among the Company, the other borrowers and the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and Banc of America Securities LLC, as lead arranger (as amended prior to the date hereof).
          “Action” means any action, cause of action, claim, prosecution, investigation, suit, litigation, grievance, arbitration or other proceeding, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Entity.
          “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.
          “By-Laws” means the By-Laws of the Company, as amended and restated on January 17, 2008.
          “Business Day” means any day, other than a Saturday, Sunday or a day on which banks or national securities exchanges located in New York shall be authorized by Law to close.

          “Capital Lease Obligations” means the obligations of the Company and its subsidiaries on a consolidated basis to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its subsidiaries under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).
          “Charter” means the Articles of Amendment and Restatement of the Articles of Incorporation of the Company accepted for record by the State Department of Assessments and Taxation of the State of Maryland on July 1, 2008.
          “ChaseMellon Warrants” means the warrants issued by Pathmark Stores, Inc. pursuant to the Warrant Agreement dated as of September 19, 2000 between Pathmark Stores, Inc. and ChaseMellon Shareholder Services, LLC, and assumed by the Company.
          “Code” means the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder.
          “Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union or labor organization to which the Company or any of its subsidiaries is a party.
          “Company By-Laws Amendment” means the amendments to the By-Laws as adopted by 66.67% of the directors then serving on the Board of Directors, to implement the provisions set forth in Sections 2.01, 2.04 and 8.01 of the Amended and Restated Stockholder Agreement and Sections 2.01, 2.05 and 8.01 of the Amended and Restated Yucaipa Stockholder Agreement, to provide the Maryland Control Share Acquisition Act (Section 3-701, et seq. of the MGCL) shall not apply to the Investors or Tengelmann or any of their respective affiliates and any other amendments to the By-Laws required to implement the transactions contemplated hereby or by the Ancillary Agreements.
          “Company Contract” means, collectively, the following Contracts to which the Company or any of its subsidiaries is a party or by which any of its or their respective assets are bound:
     (i) any Contract evidencing Indebtedness over $5,000,000;
     (ii) any Collective Bargaining Agreement;
     (iii) any partnership or joint venture Contract;
     (iv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

     (v) any Contract which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or its subsidiaries, or which restricts the conduct of any line of business by the Company or its subsidiaries or any geographic area in which the Company or any of its subsidiaries may conduct business, in each case in any material respect;
     (vi) any Contract providing for capital expenditures or the acquisition or construction of fixed assets which requires payments by any of the Company or its subsidiaries in excess of $3,000,000 in any year;
     (vii) any Contract for the sale or other transfer of Owned Real Property or other material tangible assets having a fair market value in excess of $3,000,000 that has not yet been consummated, other than sales of inventory in the ordinary course of business generally consistent with past practice;
     (viii) any Contract with an affiliate of the Company or any officer, director, employee or related persons (as defined in Regulation S-K Item 404) of the Company;
     (ix) any distribution, supply, vendor, inventory purchase, sales agency or advertising Contract (other than purchase orders entered into in the ordinary course of business generally consistent with past practice) involving annual expenditures by any of the Company or its subsidiaries in excess of $5,000,000 which is not cancelable (without giving rise to any penalty or additional liability or cost) within one year;
     (x) (A) any other Contract (excluding Company Leases), not otherwise covered by clauses (i) through (x) of this definition of “Company Contract”, that requires payments by the Company or its subsidiaries in excess of $5,000,000 during any one year and (B) is not cancelable on 90 days, or less notice; and
     (xi) any written commitment (including any letter of intent or memorandum of understanding) to enter into any agreement of the type described in clauses (i) through (x) of this definition of “Company Contract”.
          “Company Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock or other stock-based compensation, deferred compensation, medical, life insurance, disability, fringe benefit, supplemental executive retirement, severance or other compensation or benefit plans, programs, policies, practices, trusts or arrangements, and all employment, termination, severance, change in control, compensation or other Contracts or agreements, to which the Company or any of its subsidiaries or ERISA Affiliates is a party, or which are sponsored, maintained or contributed to by the Company or any of its subsidiaries or ERISA Affiliates or as to which the Company or any of its subsidiaries or ERISA Affiliates has any liability and any material Contracts, arrangements, agreements, policies, practices or understandings between the Company or any of its ERISA Affiliates and any current or former employee, director or consultant of the Company or of any of its subsidiaries, including any Contracts, arrangements or understandings relating to a change in control of the Company; provided, however, that the term “Company Plans” shall exclude any plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
          “Contract” means any contract, agreement, commitment, lease, purchase order, license, mortgage, indenture, supplemental indenture, line of credit, note, bond, loan, credit agreement, capital lease, sale/leaseback arrangement, concession agreement, franchise agreement or other instrument, including all amendments, supplements, exhibits and attachments thereto.
          “Convertible Notes” means the Company’s 5.125% Convertible Senior Notes due 2011 and the 6.75% Convertible Senior Notes due 2012.
          “Copyrights” means all rights in a work of authorship and all copyrights (including all registrations and applications to register the same).
          “Default” means in violation of, or in default under (or, with or without the giving of notice or lapse of time, or both, would be in default) according to the terms of the relevant document or agreement.
          “DOJ” means the United States Department of Justice.
          “Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or other encumbrance, except for any restrictions arising under any applicable securities Laws or pursuant to the Amended and Restated Stockholder Agreement or the Amended and Restated Yucaipa Stockholder Agreement.
          “Environment” means ambient air, indoor air, surface water, groundwater and surface and subsurface strata and natural resources such as wetlands, flora and fauna.
          “Environmental Law” means any Law and the common law relating to (i) pollution or the protection of the Environment, (ii) the protection of human health and safety as it pertains to Hazardous Materials or (iii) the generation, handling, use, presence, treatment, transport, storage, disposal or Release of any Hazardous Materials.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Facilities” means any store, office, plant or warehouse owned or leased by the Company or any of its subsidiaries.

          “FTC” means the United States Federal Trade Commission.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Entity” means any domestic or foreign, transnational, national, Federal, state, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.
          “Hazardous Materials” means any pollutant, contaminant, waste, chemical, compound, substance or material, including any petroleum or petroleum product or by-product, asbestos-containing material, urea formaldehyde foam insulation, and mold, regulated under any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “including” means including, without limitation.
          “Indebtedness” means, with respect to any person, without duplication: (i) (A) indebtedness for borrowed money, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (D) all letters of credit issued for the account of such person and (E) obligations of such person to pay rent or other amounts under any lease of real property or personal property, which obligations are required to be classified as capital leases in accordance with GAAP; (ii) indebtedness for borrowed money of any other person guaranteed, directly or indirectly, in any manner by such person; and (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by such person, even though such person has not in any manner become liable for the payment of such indebtedness; provided, however, that Indebtedness shall not be deemed to include (i) any accounts payable or trade payables incurred in the ordinary course of business of such person, or (ii) any intercompany indebtedness between any person and any wholly owned subsidiary of such person or between any wholly owned subsidiaries of such person.
          “Intellectual Property” means all Trademarks, Patents, Copyrights, Trade Secrets, service marks, service mark rights, computer programs, moral rights and the benefits of any waivers of moral rights and any other proprietary intellectual property rights.
          “Judgment” means any applicable judgment, order or decree of any Governmental Entity.
          “knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge of the particular fact in question by the individuals set forth in Section 9.05 of the Company Disclosure Letter.

          “Labor Laws” means any applicable Law relating to employment standards, employee rights, health and safety, labor relations, workplace safety and insurance or pay equity.
          “Laws” means any applicable statute, code, rule, regulation, ordinance, Judgment, or other pronouncement of any Governmental Entity.
          “Material Adverse Effect” means any change, event or circumstance that, individually or in the aggregate with all other changes, events and circumstances, has had a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change, event or circumstance arising out of: (a) general economic (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), legal, regulatory or political conditions in the United States of America or geographic regions in which the Company and its subsidiaries operate; (b) conditions generally affecting the industries in which the Company and its subsidiaries operate; (c) the announcement, pendency or consummation of the Offering or the other transactions contemplated hereby or by the Ancillary Agreements; (d) any change in the market price or trading volume of the Common Stock in and of itself (but not any change, event or circumstance that may be underlying such decrease to the extent that such change, event or circumstance would otherwise constitute a Material Adverse Effect); (e) any changes in the securities markets generally, or in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company; (f) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage; (g) earthquakes, hurricanes or other natural disasters; (h) compliance with the requirements of changes in Law, GAAP or other accounting requirements or any interpretation thereof; (i) any failure by the Company to meet published revenue or earnings projections (but not any change, event or circumstance that may be underlying such failure to the extent that such change, event or circumstance would otherwise constitute a Material Adverse Effect); (j) any adverse effect on the Company under Section 382 of the Code resulting from an “ownership change” of the Company as defined in Section 382(g) of the Code or (k) any legal claims or other proceedings made by any of the Company’s stockholders or debtholders arising out of or related to the Offering.
          “NYSE” means the New York Stock Exchange.
          “Patents” means all patents, patent rights and patent applications, including divisions, continuations, continuations-in-part, reissues, re-examinations and all extensions thereof.
          “Permits” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations from Governmental Entities.
          “Permitted Encumbrances” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business and not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Encumbrances for Taxes, utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iii) matters of record or registered Encumbrances affecting title to any owned or leased real property of a person and its subsidiaries; (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a person and its subsidiaries affected thereby as currently used in the business of such person and its subsidiaries; (v) statutory Encumbrances of landlords for amounts not yet due and payable; (vi) Encumbrances arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business generally consistent with past practice; (vii) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use (in a manner generally consistent with current use in the business of the person and its subsidiaries) of the asset or property to which they relate; and (viii) with respect to the Company and its subsidiaries, Encumbrances arising under the ABL Credit Agreement.
          “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
          “Real Property” means, collectively, the Owned Real Properties, the Company Leases and the Company Tenant Leases.
          “Registered Intellectual Property” means all (i) registered trademarks and service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and patent applications and (iv) domain names, in each case, that are owned by the Company or any of its subsidiaries and are material to the conduct of the business of the Company and its subsidiaries.
          “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into or through the Environment or into or out of any real property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Series B Yucaipa Warrants” means the 6,965,858 warrants, exercisable at $32.40, issued by the Company on December 3, 2007.

          “SOX” means the Sarbanes-Oxley Act of 2002.
          “subsidiary” of any person means, on any date, any person (i) the accounts of which would be consolidated with and into those of the first person in such person’s consolidated financial statements if such financial statement were prepared in accordance with GAAP or (ii) of which (A) securities or other ownership interests representing more than 50% of the equity or (B) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned, directly or indirectly, controlled or held by such first person or by one or more subsidiaries of such first person.
          “Tax” means any foreign, Federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.
          “Tax Returns” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.
          “Third Party” means any person other than the Company, the Investors, the Investors’ Representative or Tengelmann or any of their respective affiliates.
          “Trade Secrets” means all proprietary, confidential information, formulas, processes, data, know-how, devices or compilations of information used in a business that confer a competitive advantage over those in similar businesses who do not possess them or know how to use them.
          “Trademarks” means all trademarks, trademark rights, trade names, trade name rights, brands, logos, trade dress, business names and Internet domain names, together with the goodwill associated with any of the foregoing and all registrations and applications for registration of the foregoing.
          “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the relevant security of the Company is listed or quoted for trading on the date in question.
          “Voting Debt” means bonds, debentures, notes or other debt securities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) generally in the election of directors of the Company or other matters on which holders of the Common Stock may vote.

          “Voting Stock” of any person means securities having the right to vote generally in any election of directors or comparable governing persons of any such person.
          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
          SECTION 8.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Company Disclosure Letter, the Schedules and the Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.
          SECTION 8.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
          SECTION 8.09. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.09. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          SECTION 8.11. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.
          SECTION 8.12. No Personal Liability of Partners, Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of Tengelmann (other than the Investors) shall have any liability for any obligations of the Investors or Tengelmann under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of the Investors or Tengelmann hereunder. The Company waives and releases all such liability. This waiver and release is a material inducement to the Investors’ entry into this Agreement.
          SECTION 8.13. Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.
          SECTION 8.14. Adjustment in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement and the Ancillary Agreements to a number of shares or a price per share shall be amended to appropriately account for such event.

[Signature page to follow.]

          IN WITNESS WHEREOF, the Company, the Investors, Tengelmann (solely for the purposes of Articles III and V of this Agreement) and the Investors’ Representative (solely for purposes of Section 5.05 of this Agreement) have duly executed this Agreement as of the date first written above.

ERIVAN KARL HAUB,

/s/ Christian Wilhelm Erich Haub

By:	Christian Wilhelm Erich Haub

Attorney-in-Fact

CHRISTIAN WILHELM ERICH HAUB,

/s/ Christian Wilhelm Erich Haub

KARL-ERIVAN WARDER HAUB,

/s/ Christian Wilhelm Erich Haub

By:	Christian Wilhelm Erich Haub

Attorney-in-Fact

GEORG RUDOLF OTTO HAUB,

/s/ Christian Wilhelm Erich Haub

By:	Christian Wilhelm Erich Haub

Attorney-in-Fact

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.,

by	/s/ Allan Richards

Name: Allan Richards Title: Vice President, Human Resources, Labor Relations, Legal Services & Secretary

Solely for the Purposes of Articles III and V of this Agreement

TENGELMANN WARENHANDELS-GESELLSCHAFT KG,

by Tengelmann Verwaltungs-und Beteiligungs GmbH, as Managing Partner

by
/s/ Christian Wilhelm Erich Haub

Name: Christian Wilhelm Erich Haub Title: Co-Chief Executive Officer

Solely for the Purposes of Section 5.05 of this Agreement

Emil Capital Partners, LLC, as Investors’ Representative

by
/s/ Dr. Andreas Guldin

Name: Dr. Andreas Guldin
Title: Chief Executive Officer

EXHIBIT A
Convertible Preferred Stock Articles Supplementary

EXHIBIT B
Amended and Restated Stockholder Agreement

Exhibit C
Opinion of Counsel

Exhibit D
Opinion of Maryland Counsel

Schedule 1
Wire Information